Exhibit 4.87

Maximum Pledge Contract

Contract No.: 2014JIYINZUIQUANZHIZIDI 14140225

Pledgor : Ganglian Finance Leasing Co., Ltd

Pledgee : CITIC Shijiazhuang Branch

Signing Date : June 27, 2014

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide Accounts Receivable hereunder for Party B.

Maximum Amount: RMB90,000,000

Pledge Term : From August 15, 2014 to August 15, 2015

Collateral: The assets Party A pledges to Party B by Joint Liability Pledge Contract (No. 2014JIYINZUIQUANZHIZIDI 14140225).